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FOR IMMEDIATE RELEASE

Financial/Media Contact

Steve Cave

Director, Investor Relations

(404) 584-3801

AGL RESOURCES REPORTS NET INCOME

UP 54 PERCENT FOR SECOND QUARTER

ATLANTA, July 31, 2003 - AGL Resources Inc. (NYSE: ATG) today reported net income of $18.9 million, or $0.30 per basic share ($0.29 per diluted share), for the second quarter of 2003, reflecting a 54 percent improvement over comparable quarterly net income for 2002 of $12.3 million, or $0.22 per basic and diluted share.  Weighted average basic shares outstanding were 63.5 million for the quarter ended June 30, 2003, an increase of 7.5 million shares, or about 13.4 percent, from the quarter ended June 30, 2002.  Shares outstanding increased primarily as a result of the Company’s 6.4 million share offering completed on February 14, 2003.

“We continue to do our laps in a challenging race, but we were on target in every business segment during the quarter,” said Paula G. Rosput, chairman, president and chief executive officer of AGL Resources.  “We delivered the promised operating results and took further steps to strengthen the company financially.  Moreover, we continue to be relentless in searching for new sources of value.”

FINANCIAL RESULTS

CONSOLIDATED

Consolidated earnings before interest and taxes (EBIT) for the quarter were $49.2 million, as compared with $40.2 million in 2002.  The key drivers of the $9.0 million increase in EBIT as compared to last year were:

•

$9.9 million of increased EBIT from the energy investments segment, primarily resulting from improved performance at SouthStar Energy Services and the increase in our SouthStar ownership interest from 50 percent to 70 percent as a result of our February 2003 purchase of Dynegy’s equity interest in SouthStar.

•

$2.7 million of higher EBIT from the wholesale services segment as physical volumes sold during the quarter increased to 1.7 Bcf/d (billions of cubic feet/day) from 1.4 Bcf/d in the second quarter of 2002.

•

Decreased EBIT in the distribution operations segment of $3.6 million principally due to higher operating expenses related to increased corporate overhead costs and increased bad debt allowances.

The increase in consolidated EBIT was further enhanced by lower corporate interest expense of $3.0 million for the quarter as a result of lower average debt balances attributable to the equity offering in February 2003 and lower working capital needs.  This increase in EBIT and decrease in interest expense, however, was partly offset by higher income taxes of $5.4 million.  Income tax expense increased because of improved earnings and a higher projected effective state tax rate.

DISTRIBUTION OPERATIONS

The distribution operations segment contributed $44.0 million of EBIT for the quarter, a $3.6 million decrease as compared to a $47.6 million EBIT contribution in the second quarter of 2002.  Distribution operations performed as expected with respect to growth in operating margin.  Operating margin was $0.5 million higher during the quarter as compared to 2002 as a result of increases of $1.8 million at Atlanta Gas Light Company due to the pipeline replacement program and $1.5 million at Virginia Natural Gas due to increased customer usage, as well as an overall increase in the average number of connected customers to 1.85 million during the second quarter of 2003 as compared to 1.84 million in 2002.  These increases were offset by lower operating margins as compared to last year due to an expected decrease of $0.8 million at Atlanta Gas Light Company resulting from the performance-based rate plan (effective May 1, 2002), a $0.5 million decrease resulting from lower industrial customer volumes, lower service revenues of $0.6 million and $0.8 million in lower carrying charges on natural gas stored underground resulting from Atlanta Gas Light Company not owning the natural gas stored underground during the current quarter as compared to last year when it did own the gas.

This increase in operating margin was offset by an increase in total operating expenses of $4.1 million, to $92.5 million, for the quarter as compared with $88.4 million in the same period last year.  The increase in operating expenses in the second quarter of 2003 was primarily due to increased corporate overhead costs, including higher building lease costs and increased bad debt expense at Virginia Natural Gas and Chattanooga Gas Company as a result of higher customer bills.

WHOLESALE SERVICES

The wholesale services segment, comprised primarily of Sequent, contributed $0.3 million in EBIT for the quarter as compared to an EBIT loss of $2.4 million last year, a $2.7 million increase.  This EBIT increase is primarily due to an increase in operating margin of $3.2 million to $4.1 million for the quarter as compared to $0.9 million in the prior year.  Increased operating margin was the result of a 27% increase in physical volumes sold during the quarter as compared to second quarter 2002.  During the quarter, Sequent increased the number of counterparties with whom it conducts transactions and continued its expansion into the Midwest and the upper mid-Atlantic natural gas markets.  The increase in operating margin was partially offset by an increase in operating expenses of $0.5 million as compared to the prior year as staffing levels were increased to support Sequent’s growth.

ENERGY INVESTMENTS

The energy investments segment realized EBIT of $6.6 million for the current quarter as compared to an EBIT loss of $3.3 million in the same period one year ago.  The $9.9 million increase in EBIT is primarily a result of improved results at SouthStar which contributed $10.3 million of the increase.  $7.5 million of the increase from SouthStar relates to AGL Resources’ share of increased operating margins and $2.8 million relates to an increase in earnings contributions from AGL Resources’ increased ownership percentage in SouthStar.  The increase at SouthStar was partially offset by decreased EBIT contributions for the current quarter from AGL Networks due to increased operating expenses which were partially offset by increased monthly recurring operating revenues.

CORPORATE

Corporate EBIT remained flat year-over-year.  Consolidated interest expense decreased by $3.0 million for the second quarter of 2003, principally due to lower average debt balances resulting from the repayment of debt from proceeds generated by the equity offering in February 2003, and to lower working capital needs.  Consolidated income taxes increased $5.4 million as compared to the prior year.  $4.2 million of this increase is due to higher earnings before income taxes and $1.2 million is due to an increase in the projected effective tax rate resulting from new state tax law.

YEAR-TO-DATE RESULTS

For the six months ended June 30, 2003, net income was $70.7 million, or $1.14 per basic share ($1.13 per diluted share), compared to $62.4 million, or $1.12 per basic share ($1.11 per diluted share), for the same period in 2002.  As reported in the first quarter of 2003, net income for the six-month period ended June 30, 2003 includes a $7.8 million after-tax charge resulting from the cumulative effect of a change in accounting principle resulting from the final provisions of Emerging Issues Task Force (EITF) 02-03, which rescinded EITF 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities.”

Operating revenues increased $106.0 million for the six months ended June 30, 2003 from $433.1 million in the prior year to $539.1 million for 2003.  This increase resulted primarily from increased distribution operation revenues of $79.2 million primarily due to weather-related volumes and revenues at Virginia Natural Gas and from increased wholesale services revenues of $23.1 million.

Consolidated EBIT for the six months ended June 30, 2003 was $166.8 million, up $26.3 million from the $140.5 million reported in the previous year.  This increase in EBIT reflects increased EBIT contributions from all segments of the business.  For the six months ended June 30, 2003, EBIT increased $5.9 million for distribution operations due to increased operating margins of $6.9 million, primarily resulting from the weather normalization program and colder weather in 2003 at Virginia Natural Gas, offset by increased total operating expenses of $1.1 million.  Additionally, for the six months ended June 30, 2003, wholesale services’ EBIT increased $17.5 million, of which $12.6 million relates to Sequent’s first quarter 2003 sale of substantially all of its inventory balances that were impacted on January 1, 2003 by the now rescinded EITF 98-10; energy investments’ EBIT increased $1.3 million; and corporate EBIT increased $1.6 million.

Earnings Conference Call Webcast:  The AGL Resources second quarter 2003 earnings conference call, scheduled for July 31, 2003, at 9 a.m. (EDT), can be accessed via the AGL Resources website at www.aglresources.com.   The call will address the Company’s financial results for the quarter and six months ended June 30, 2003, as well as other general corporate updates.  The webcast replay of the call will be available on the website through the close of business on August 7, 2003.

AGL Resources Inc. (NYSE: ATG) is an Atlanta-based energy services holding company. Its utility subsidiaries - Atlanta Gas Light Company, Virginia Natural Gas and Chattanooga Gas Company – serve approximately 1.8 million customers in three states. Houston-based subsidiary Sequent Energy Management provides asset management services, including the wholesale trading, marketing, gathering and transportation of natural gas. As a member of the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates a fiber optic network in Atlanta and Phoenix. For more information, visit www.aglresources.com.

This press release contains forward-looking statements.  We wish to caution readers that the assumptions, which form the basis for the forward-looking statements, include many factors that are beyond our ability to control or estimate precisely.  Those factors include, but are not limited to, the following: changes in industrial, commercial, and residential growth in our service territories and those of our subsidiaries; changes in price and demand for natural gas and related products; impact of changes in state and federal legislation and regulation, including various orders of the state public service commissions and the Federal Energy Regulatory Commission, on the gas and electric industries and on us, including the impact of Atlanta Gas Light Company's performance based rate plan; effects and uncertainties of deregulation and competition, particularly in markets where prices and providers historically have been regulated, unknown risks related to nonregulated businesses, and unknown issues such as the stability of certificated marketers; impact of Georgia’s Natural Gas Consumers' Relief Act of 2002; concentration of credit risk in certificated marketers and our wholesale services segment’s counterparties; excess network capacity and demand/growth for dark fiber in metro network areas of AGL Networks’ customers; AGL Networks’ introduction and market acceptance of new technologies and products, as well as the adoption of new networking standards; ability of AGL Networks to produce sufficient capital to fund its business; ability to negotiate new contracts with telecommunications providers for the provision of AGL Networks’ dark-fiber services; industry consolidation; performance of equity and bond markets and the impact on pension fund costs; impact of acquisitions and divestitures; changes in accounting policies and practices issued periodically by accounting standard-setting bodies; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our competitors or counterparties; interest rate fluctuations, financial market conditions, and general economic conditions; uncertainties about environmental issues and the related impact of such issues; impact of changes in weather upon the temperature-sensitive portions of our business; and other risks described in our documents on file with the Securities and Exchange Commission.

Supplemental Information

Company management evaluates the financial performance and operational effectiveness of its segments on an earnings before interest and taxes (EBIT) measure, which includes other income, but excludes financing costs, including interest and debt expense, income taxes and the cumulative effect of changes in accounting principles, each of which we evaluate on a consolidated level.  We believe EBIT is a useful measurement of our performance for you because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which are directly relevant to the efficiency of those operations.  However, EBIT should not be considered an alternative to, or a more meaningful indicator of our operating performance than operating income or net income as determined in accordance with accounting principles generally accepted in the United States of America.  In addition, our EBIT may not be comparable to a similarly titled measure of another company.

AGL Resources Inc.
Condensed Statements of Consolidated Income
For the Three and Six Months Ended
June 30, 2003 and 2002
(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2003	6/30/2002	Fav/(Unfav)	6/30/2003	6/30/2002	Fav/(Unfav)

Operating Revenues	$186.6	$161.2	$25.4	$539.1	$433.1	$106.0
Cost of Sales	45.4	24.4	(21.0)	194.0	121.5	(72.5)

Operating Margin	141.2	136.8	4.4	345.1	311.6	33.5

Total Operating Expenses	100.3	94.9	(5.4)	202.7	195.7	(7.0)

Operating Income	40.9	41.9	(1.0)	142.4	115.9	26.5

Other (Loss) Income	8.3	(1.7)	10.0	24.4	24.6	(0.2)

Earnings Before Interest & Taxes	49.2	40.2	9.0	166.8	140.5	26.3

Interest Expense	18.2	21.2	3.0	38.1	43.9	5.8

Earnings Before Income Taxes	31.0	19.0	12.0	128.7	96.6	32.1

Income Taxes	12.1	6.7	(5.4)	50.2	34.2	(16.0)

Income Before Cumulative Effect of
Change in Accounting Principle	18.9	12.3	6.6	78.5	62.4	16.1

Cumulative Effect of Change in Accounting Principle	-	-	-	(7.8)	-	(7.8)

Net Income	$18.9	$12.3	$6.6	$70.7	$62.4	$8.3

EPS Before Cumulative Effect of Change in Accounting Principle
Basic	$0.30	$0.22	$0.08	$1.27	$1.12	$0.15
Diluted	$0.29	$0.22	$0.07	$1.26	$1.11	$0.15

EPS
Basic	$0.30	$0.22	$0.08	$1.14	$1.12	$0.02
Diluted	$0.29	$0.22	$0.07	$1.13	$1.11	$0.02

Shares Outstanding
Basic	63.5	56.0	7.5	61.9	55.9	6.0
Diluted	64.2	56.5	7.7	62.4	56.2	6.2

AGL Resources Inc.
EBIT Schedule
For the Three and Six Months Ended
June 30, 2003 and 2002
(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2003	6/30/2002	Fav/(Unfav)	6/30/2003	6/30/2002	Fav/(Unfav)

Distribution Operations	$44.0	$47.6	$(3.6)	$124.9	$119.0	$5.9
Wholesale Services	0.3	(2.4)	2.7	21.0	3.5	17.5
Energy Investments	6.6	(3.3)	9.9	22.6	21.3	1.3
Corporate	(1.7)	(1.7)	0.0	(1.7)	(3.3)	1.6
Consolidated EBIT	49.2	40.2	9.0	166.8	140.5	26.3
Interest Expense	18.2	21.2	3.0	38.1	43.9	5.8
Income Taxes	12.1	6.7	(5.4)	50.2	34.2	(16.0)
Income Before Cumulative Effect of Change in Accounting Principle	18.9	12.3	6.6	78.5	62.4	16.1
Cumulative Effect of Change in Accounting Principle	-	-	-	(7.8)	-	(7.8)
Net Income	$18.9	$12.3	$6.6	$70.7	$62.4	$8.3

Earnings per Common Share Before Cumulative Effect of Change in Accounting Principle
Basic	$0.30	$0.22	$0.08	$1.27	$1.12	$0.15
Diluted	$0.29	$0.22	$0.07	$1.26	$1.11	$0.15

Earnings per Common Share
Basic	$0.30	$0.22	$0.08	$1.14	$1.12	$0.02
Diluted	$0.29	$0.22	$0.07	$1.13	$1.11	$0.02